Exhibit 99.1
Three-Five Systems Files Bankruptcy Plan
Awaits Bankruptcy Court Approval
TEMPE, Ariz., January 13 /PRNewswire/ — Three-Five Systems, Inc. (the “Company”) (OTC: TFSI) announced today that it has filed a joint plan of reorganization (the “Plan”) with its wholly owned subsidiary, TFS-DI, Inc. (“TFS-DI”) in their respective bankruptcy cases.
The Plan proposes a reorganization of the Company and TFS-DI into one post-bankruptcy entity (“Reorganized TFS”). If the Bankruptcy Court approves the Plan, Reorganized TFS’s operations will be limited to the liquidation and monetization of all Reorganized TFS’s non-cash assets. These assets comprise the cash and non-cash assets of both the Company and TFS-DI, which will be substantively consolidated under the Plan. The Company anticipates that sufficient cash will exist in the consolidated estate on the Plan’s effective date to pay all claims of all creditors in all classes under the Plan in full, with interest at the legal rate, and that there will be final cash distributions to the Company’s shareholders. Distributions to the Company’s shareholders (who will become shareholders in Reorganized TFS) may commence as early as the Plan’s effective date and will be completed by a final distribution to all shareholders when Reorganized TFS is ultimately wound-down, which will be as soon as all non-cash assets are liquidated into cash.
Additional information regarding the Company’s bankruptcy case, as well as a copy of the Plan, can be found at http://www.cptgroup.com/cases/caseDetail.asp?caseSysID=66.
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to maintain sufficient debtor-in-possession financing to fund its operations and the expenses of the Chapter 11 process; the outcome and timing of the Company’s efforts to restructure and/or sell certain of its assets, including the ability of the Company to execute and close any definitive agreement; the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 proceeding; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the case to a Chapter 7 proceeding; the ability of the Company to obtain and maintain normal terms with its vendors and dealers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceeding on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and employees; the ability of the Company to attract and retain customers; risks and uncertainties relating to market acceptance of the Company’s products; competition; as well as those risks and uncertainties discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.
SOURCE: Three-Five Systems, Inc.
01/13/2006
CONTACT: Carl Young +1-212-207-4710
Web site: http://www.tfsc.com